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                                     Exhibit 6(c)


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                               ADMINISTRATION AGREEMENT
                                   CO-ADMINISTRATOR


AGREEMENT dated as of July 1, 1995 between First Funds, a Massachusetts business trust which may issue one or more series of shares of beneficial interest (the "Trust"), with respect to the separate series of the Trust as listed in Appendix A (the "Portfolios"), and First Tennessee Bank National Association, a national banking association with its principal office in Memphis, Tennessee (the "Co-Administrator").

    WHEREAS, the Trust wishes to employ the services of the Co-Administrator;
and

    WHEREAS, the Co-Administrator wishes to provide such services under the conditions set forth below.

    NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement, the Trust and the Co-Administrator agree as follows:

    1. APPOINTMENT. The Trust hereby appoints and employs the Co-Administrator and the Co-Administrator accepts the appointment AS agent to perform the services described herein.

    2. TRUST ADMINISTRATION. Subject to the direction and control of the Board of Trustees of the Trust, the Co-Administrator shall:

   (i) coordinate document preparation and review for compliance with requirements of the Office of Comptroller of the Currency ("OCC") and other bank regulatory agencies with respect to marketing and advertising materials, annual prospectus filings, annual and semi-annual reports, exemptive applications, proxy statements, and other regulatory filings and related activities;

   (ii) assist the Trust in the management and monitoring of the expense ratio budgets of all Portfolios, including the marketing budget of the distributor;

   (iii) assist the Trust with non-investment related research and statistical data;

   (iv) provide information and coordinate service provider responses to governmental or regulatory inquiries;

   (v) assist in scheduling meetings and provide facilities and clerical assistance in connection with presentations to brokers and service providers; participate in meetings to present information concerning administrative services;

   (vi) provide facilities, clerical assistance, and other resources to facilitate Board of Trustees meetings;


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   (vii)  provide general consultation with service providers, fund counsel and Trustees for the proper and efficient management of the Trust;
          and

   (viii) assist the Trust with such other administrative activities as may be requested by the Trustees to the extent such activities are permitted to be performed by banking organizations.

    In compliance with requirements of Rule 3la-3 under the Investment Company Act of 1940 (the "1940 Act"), the Co-Administrator hereby agrees that all records which it maintains with respect to the Portfolios for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust's request. Co-Administrator further agrees to preserve for the periods prescribed by Rule 3la-2 under the 1940 Act the records subject to Rule 3la-1 under the 1940 Act that are maintained by the Co-Administrator.

    In performing its services as Co-Administrator, Co-Administrator shall comply with all laws, rules and regulations, including without limitation all rules and regulations made or adopted pursuant to the Securities Act of 1933, as amended ("1933 Act"), or the 1940 Act, or by the SEC, the National Association of Securities Dealers, Inc. ("NASD"), or state securities commissions, applicable to such services.

    3. FEES. As compensation for the services, facilities and personnel which the Co-Administrator is to provide or cause to be provided pursuant to Paragraph 2, each Portfolio of the Trust shall pay to the Co-Administrator out of the Portfolio's assets an annual fee, which shall be computed and accrued daily and paid in arrears on the first business day of every month, at the annual rate of 0.05% of the average net assets of the Portfolio.

    For the purpose of determining fees payable to the Co-Administrator, the value of the net assets of the Portfolio of the Trust shall be computed in the manner described in the Portfolio's Prospectus and Statement of Additional Information from time to time in effect. The fee for any partial month under this Agreement shall be calculated on a proportional basis.

         The Co-Administrator may from time to time employ or associate with itself such person or persons as it may believe to be particularly fitted to assist it in the performance of this Agreement. Such persons or person may be officers or employees who may be employed by the Co-Administrator or any of its affiliates and the Trust. The compensation of such person or persons shall be paid by the Co-Administrator or its affiliates.

    The services of the Co-Administrator provided hereunder are not to be deemed exclusive and the Co-Administrator shall be free to render similar services to others and engage in other activities. To the extent permitted by applicable law, the Co-Administrator or its affiliates shall be free to enter other agreements with the Portfolios or the Trust for providing additional services to the Portfolios or the Trust which are not covered by this Agreement, and to receive additional

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compensation for such services.  Such services may include, but are not limited to, investment adviser, pricing and bookkeeping and transfer agent services.

    4. EXPENSES. The Co-Administrator shall bear all expenses in connection with its performance of services hereunder. The Portfolios will pay, or contract with persons not parties to this Agreement to pay, for all Portfolio expenses other than those expressly stated to be payable by the Co-Administrator hereunder, which expenses payable by the Portfolios shall include, without limitation:

   (i)    interest and taxes;

   (ii) brokerage commissions and other costs in connection with the purchase or sale of securities and other investment instruments;

   (iii)  fees and expenses of the Trustees;

   (iv) audit expenses, and legal expenses (other than legal fees and expenses which the Co-Administrator at its sole discretion may incur from time to time in utilizing outside law firms in fulfillment of its duties of Co-Administration hereunder);

   (v) custodian, pricing and bookkeeping, registrar and transfer fees and expenses;

   (vi) state and jurisdiction registration fees, sales report fees, fees (if any) for filing of Prospectuses and/or Statements of Additional Information related to Blue Sky registration and qualification of the Trust's and the Portfolios, shares for distribution under state and federal securities laws;

   (vii) expenses of printing and mailing proxy material to shareholders of the Portfolios;

   (viii) all other expenses incidental to holding meetings of the Portfolios, shareholders, including proxy solicitations therefor;

   (ix) expenses of typesetting Prospectuses and Statements of Additional Information and supplements thereto;

   (x) expenses of printing and mailing Prospectuses and Statements of Additional Information and supplements thereto sent to existing shareholders;

   (xi) insurance premiums for fidelity bonds and other coverage to the extent approved by the Trustees;

   (xii)  association membership dues authorized by the Trustees; and

   (xiii) such non-recurring or extraordinary expenses as may arise, including those relating to actions, suits or proceedings to which the Trust is a party or to which

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          the Portfolios, assets are subject, and those relating to the legal obligation which the Trust may have to indemnify the Trustees and officers with respect thereto.

    The Co-Administrator has no obligation to reimburse the Trust or its Portfolios for (or to have deducted from its fees) any Trust or Portfolio expense in excess of expense limitations, if any, imposed by state securities authorities having jurisdiction over the Trust.

    5. LIMITATION OF LIABILITY. The Co-Administrator shall not be liable for any damages or loss suffered by the Trust in connection with the matters to which this Agreement relates, except for a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance, or reckless disregard, of its duties under this Agreement. Any person, even though also an officer, Trustee, employee or agent of the Co-Administrator, who may be or become an officer, Trustee, employee or agent of the Trust, shall be deemed, when rendering services to or acting on any business of the Trust in any such capacity (other than services or business in connection with the Co-Administrator's duties under this Agreement), to be rendering such service to or acting solely for the Trust, and not as an officer, director, employee, or agent or one under the control or direction of the Co-Administrator even though paid by it.

    6. PROPRIETARY AND CONFIDENTIAL INFORMATION. Co-Administrator agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and prior, present, or potential shareholders, and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder. If the Co-Administrator is requested or required by, but not limited to, oral questions, interrogatories, request for information or documents, subpoena, civil investigation, demand or other action, proceeding or process or as otherwise required by law, statute, regulation, writ, decree, or the like to disclose such information, the Co-Administrator will provide the Trust with prompt written notice of any such request or requirement so that the Trust may seek an appropriate protective order or other appropriate remedy and/or waive compliance with this provision. If such order or other remedy is not sought, or obtained, or waiver not received, the Co-Administrator may without liability hereunder, disclose to the person, entity or agency requesting or requiring the information, that portion of the information that is legally required in the opinion of Co-Administrator's counsel.

    7. TERM. This Agreement shall become effective on July 1, 199S, or such later date as may be agreed upon by the parties hereto, and shall continue for one year after the effective date, and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually:

   (i)    by the Trust's Board of Trustees or;

   (ii)   by a vote of a majority of outstanding shares (as defined in the 1940
          Act) of each Portfolio, provided in either event the continuance is also approved by the majority of the Trust's Trustees who are not parties to the Agreement or interested persons (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

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    This Agreement is terminable without penalty on not less than sixty days, notice by the Trust's Board of Trustees, by vote of a majority of the outstanding shares (as defined by the 1940 Act) of each Portfolio or by the Co-Administrator.

    8.   GOVERNING LAW, SHAREHOLDER AND TRUSTEE LIMITATION OF LIABILITY.
This Agreement shall be governed by the law of the State of Tennessee. The Co-Administrator is hereby expressly put on notice of the limitations of shareholder and Trustee liability as set forth in the Declaration of Trust of the Trust and agrees that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets. The Co-Administrator agrees that it shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Trust, nor from the Trustees or any individual Trustee of the Trust. The Co-Administrator understands that the rights and obligations of each series of the Trust under the Trust's Declaration of Trust are separate and distinct from those of any and all other series.

    The captions in this Agreement are included for the convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

                                       FIRST TENNESSEE BANK
                                       NATIONAL ASSOCIATION


                                       By:
                                           --------------------------------

                                       Title:
                                              -----------------------------


                                       FIRST FUNDS

                                       By:
                                           --------------------------------

                                       Title:
                                             ------------------------------

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                                      APPENDIX A



                                                         Effective July 1, 1995



FIRST FUNDS

Cash Reserve Portfolio
Municipal Money Market Portfolio
Tennessee Tax-Free Portfolio
Total Return Equity Portfolio
Total Return Fixed Income Portfolio
U.S. Government Money Market Portfolio
U.S. Treasury Money market Portfolio